                                                                 EXHIBIT (20)

                           INOTEK TECHNOLOGIES CORP.

                      REPORT FURNISHED TO SECURITY HOLDERS


TO OUR SHAREHOLDERS:

INOTEK Technologies Corp. reported earnings of $125,605 or $.03 per share on revenues of $6,111,872 for its second quarter ended November 30, 1996 compared with earnings of $65,343 or $.01 per share on revenues of $6,107,634 for the second quarter of the previous year.

As previously reported, NASDAQ plans to implement a new regulation that would require a minimum bid price of $1.00 to remain listed among the NASDAQ Small Cap Stocks. We have reviewed all options and concluded that a reverse stock split of 1 to 4 is necessary to meet this new regulation. As soon as NASDAQ released the final regulation, we will implement the reverse stock split.

Thank you for your continued support.


/s/ NEAL E. YOUNG                   /s/ DAVID L. WHITE
--------------------------          ----------------------------
    Neal E. Young                       David L. White
    Chairman                            Chief Executive Officer

                                                             January 10, 1997


                           INOTEK TECHNOLOGIES CORP.

                        STATEMENTS OF INCOME (unaudited)

                                                            THREE MONTHS ENDED                       SIX MONTHS ENDED
                                                                NOVEMBER 30                             NOVEMBER 30
                                                       -----------------------------         ------------------------------
                                                          1996               1995                1996               1995
                                                       ----------         ----------         -----------        -----------
NET SALES                                              $6,111,872         $6,107,634         $11,857,196        $12,061,299
COST AND EXPENSES:
   COST OF SALES                                        4,319,316          4,359,711           8,349,324          8,631,282
   SALES AND MARKETING                                    813,094            895,073           1,621,303          1,777,878
   GENERAL AND ADMINISTRATIVE                             738,086            718,828           1,443,401          1,432,225
                                                       ----------         ----------         -----------        -----------
   TOTAL COST AND EXPENSES                              5,870,496          5,973,612          11,414,028         11,841,385
                                                       ----------         ----------         -----------        -----------
OPERATING INCOME                                          241,376            134,022             443,168            219,914
INTEREST EXPENSE                                           (7,767)            (7,667)            (14,876)           (15,042)
                                                       ----------         ----------         -----------        -----------
EARNINGS BEFORE INCOME TAXES                              233,609            126,355             428,292            204,872
INCOME TAXES                                              108,004             61,012             197,165            104,572
                                                       ----------         ----------         -----------        -----------
NET EARNINGS                                           $  125,605         $   65,343         $   231,127        $   100,300
                                                       ==========         ==========         ===========        ===========
NET EARNINGS PER SHARE                                 $      .03         $      .01         $       .05        $       .02
                                                       ==========         ==========         ===========        ===========

                            INOTEK TECHNOLOGIES CORP.

                                 BALANCE SHEETS

                                                      NOVEMBER 30        MAY 31
                                                         1996             1996
                                                      -----------      ----------
                                                      (UNAUDITED)
CURRENT ASSETS:
   CASH AND CASH EQUIVALENTS                           $  598,563       $  460,855
   TRADE RECEIVABLES, (NET OF ALLOWANCE FOR
      DOUBTFUL ACCOUNTS OF $59,753 AND $77,809)         2,859,312        2,644,022
   INVENTORIES                                          2,005,827        2,002,231
   DEFERRED TAX ASSET                                      59,075           75,572
   PREPAID EXPENSES & OTHER ASSETS                        181,401           96,588
                                                       ----------       ----------
      TOTAL CURRENT ASSETS                              5,707,178        5,279,268

PROPERTY AND EQUIPMENT, NET                               331,442          351,958
GOODWILL, NET                                           2,156,487        2,189,442
OTHER ASSETS                                               74,910           65,238
DEFERRED TAX ASSET                                        184,464          164,538
                                                       ----------       ----------
      TOTAL ASSETS                                     $8,454,481       $8,050,444
                                                       ==========       ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   ACCOUNTS PAYABLE                                    $1,508,544       $1,423,116
   ACCRUED EXPENSES                                       730,846          669,126
   INCOME TAXES PAYABLE                                   162,484          110,777
   CURRENT PORTION OF NOTES PAYABLE                       213,215          305,945
                                                       ----------       ----------
      TOTAL CURRENT LIABILITIES                         2,615,089        2,508,964

NOTES PAYABLE                                              66,785                -

SHAREHOLDERS' EQUITY:
   COMMON SHARES $.01 PAR VALUE;
      AUTHORIZED SHARES - 10,000,000
      ISSUED SHARES - 4,354,088
      OUTSTANDING SHARES - 4,354,088                       43,541           43,541
ADDITIONAL PAID-IN CAPITAL                              3,299,546        3,299,546
RETAINED EARNINGS                                       2,429,520        2,196,393
                                                       ----------       ----------
      TOTAL SHAREHOLDERS' EQUITY                        5,772,607        5,541,480
                                                       ----------       ----------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $8,454,481       $8,050,444
                                                       ==========       ==========



                                      10